Exhibit 8.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

August 4, 2024

Icahn Enterprises L.P.

16690 Collins Avenue, PH-1

Sunny Isles Beach, FL 33160

Re: Tax Opinion

Ladies and Gentlemen:

We have acted as U.S. federal tax counsel to Icahn Enterprises L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the offer, issuance and sale from time to time of depositary units representing limited partner interests in the Partnership pursuant to the terms of the Open Market Sale Agreement dated November 21, 2022, between the Partnership and Jeffries LLC (the “Agent”), and the Open Market Sale Agreement dated August 26, 2024, between the Partnership and the Agent. We have also participated in the preparation of a Registration Statement filed with the Securities and Exchange Commission (the “Commission”) on August 4, 2025 (the “Registration Statement”), and the prospectus contained in the Registration Statement with respect to the offer, issuance and sale of depositary units pursuant to the Open Marke Sale Agreements (the “Prospectus”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement and the Prospectus.

In connection therewith, we prepared the discussion set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus contained in the in the Registration Statement (the “Discussion”). All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date of the Prospectus in respect of the discussion set forth under the caption “Material U.S. Federal Income Tax Considerations,” qualified by the limitations contained in the Discussion. In addition, we are of the opinion that the Discussion with respect to those matters to which no legal conclusions are provided are accurate discussions of such U.S. federal income tax matters (except for the representations and statements of fact by the Partnership and its general partner, included in the Discussion, as to which we express no opinion).

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), the representations made by the Partnership in the Icahn Enterprises, L.P. Section 7704 Certificate dated as of the date hereof, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein, and we do not undertake to advise you of any changes in applicable tax laws or authorities upon which our opinion is based. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

We consent to the filing of this opinion as Exhibit 8.1 of the Registration Statement and to the reference to our firm under the headings “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement. By giving these consents, we do not admit that we are experts within the meaning of Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Proskauer Rose LLP

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